Exhibit 99.1
FOR IMMEDIATE RELEASE
Amicus Therapeutics Announces Transition of John F. Crowley from
Chairman and Chief Executive Officer to Executive Chairman
Matthew R. Patterson to Serve as President and Acting Chief Executive Officer
Cranbury, NJ, April 18, 2011 – Amicus Therapeutics (Nasdaq: FOLD) today announced that John F. Crowley will transition from Chairman and Chief Executive Officer to Executive Chairman in order to devote more time to interests related to public policy, civic service, and philanthropic endeavors. In his role as Executive Chairman, Mr. Crowley will continue to perform his duties as Chairman of the Board of Directors and will advise the current Amicus management team on corporate strategy and the further advancement of the Company’s product development pipeline.
“Amicus is in a strong strategic and financial position today as a result of its Phase 3 program in Fabry Disease, a global partnership with GSK Rare Diseases, an exciting pipeline of additional programs, and a dedicated team of employees,” said Mr. Crowley. “The management team at Amicus has driven this success to date and the Company is exceptionally well-positioned to advance its vision as a leader in the development of new therapies for rare diseases. In my new role, I look forward to working with the team toward this goal.”
“John is an extraordinary leader for Amicus and a champion for the rare disease community,” said Donald J. Hayden, Jr., Lead Independent Director of Amicus. “He has developed an outstanding management team at Amicus and we look forward to continuing to work closely with John during his term as Executive Chairman. On behalf of the Board of Directors, I wish John great success.”
Matthew R. Patterson, President and Chief Operating Officer of Amicus, has been appointed Acting Chief Executive Officer in addition to his duties as President, effective immediately. The Amicus Board of Directors intends to shortly initiate a search for a full-time Chief Executive Officer and will include Mr. Patterson as a candidate for the position.
“Matt is a proven leader at Amicus and has been instrumental in its growth during his six and a half years at the Company,” said Mr. Crowley. “He has a strong track record of success throughout his 18-year career in the field of rare disease drug development, having overseen the advancement of novel therapies through development into commercialization. I am confident Matt has the experience and capabilities to lead Amicus during this important time in the Company’s history.”
Mr. Patterson joined Amicus in December 2004 as Chief Business Officer and became Chief Operating Officer in September 2006. He was recently appointed President in February 2011 in recognition of his significant contributions to the Company’s success. Prior to Amicus, Mr. Patterson served in positions of increasing responsibility at biopharmaceutical companies focused on rare disease drug research, development, and commercialization, including BioMarin Pharmaceutical Inc. and Genzyme Corporation.
Mr. Crowley will serve as Executive Chairman and a member of the Board of Directors until October 2011, with a possible extension for up to three months upon the mutual agreement of Mr. Crowley and the Company.

About Amicus Therapeutics
Amicus Therapeutics is a biopharmaceutical company at the forefront of developing therapies for rare diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Amicus’ lead program is in Phase 3 for the treatment of Fabry disease.
CONTACT:
Amicus Therapeutics
Sara Pellegrino
(609) 662-5044
spellegrino@amicustherapeutics.com